Exhibit 99.1

Warrior Met Coal Reports Second Quarter 2021 Results

Delivers strong cash flows on tight cost management

BROOKWOOD, AL - August 4, 2021 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the second quarter of 2021. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported a net loss for the second quarter of 2021 of $4.7 million, or $0.09 per diluted share, compared to a net loss of $9.2 million, or $0.18 per diluted share, in the second quarter of 2020. Adjusted net income per share for the second quarter of 2021 was $0.25 per diluted share compared to adjusted net loss per share of $0.18 per diluted share in the second quarter of 2020. The Company reported Adjusted EBITDA of $65.2 million in the second quarter of 2021, compared to Adjusted EBITDA of $20.3 million in the second quarter of 2020.

“As global steel production continues its recovery trajectory from the impact of the COVID-19 pandemic, we were pleased to see strong market demand from customers around the world in the second quarter,” commented Walt Scheller, CEO of Warrior. “With met coal prices improving during the quarter, we were able to take advantage of the groundwork we previously established to increase our selling and reduce our inventories. Importantly, we were able to capitalize on China's ban on Australian coal imports through increased sales to Chinese customers at higher prices compared to the Australian FOB prices. As a result of pricing dynamics and our ability to successfully manage our costs, working capital and capex spending, we were able to deliver another strong quarter of free cash flow and adjusted EBITDA.”

Mr. Scheller continued, "We continue to execute successfully on our business continuity plans in response to the UMWA strike which began on April 1, allowing us to continue to meet the needs of our valued customers. While we continue to negotiate in good faith to reach a new contract, the UMWA unfortunately remains on strike. Despite incurring costs associated with the strike, we have been able to manage our working capital and spending to deliver strong results in this market.”

Operating Results
The Company produced 1.2 million short tons of met coal in the second quarter of 2021 compared to 2.1 million short tons in the second quarter of 2020. Sales volume in the second quarter of 2021 was 1.8 million short tons compared to 1.5 million short tons in the second quarter of 2020. Inventory levels declined to 503 thousand short tons at the end of June 30, 2021 from the 1.2 million short tons at the end of March 31, 2021.

Additional Financial Results
Total revenues were $227.4 million for the second quarter of 2021, including $224.8 million in mining revenues, which consisted of met coal sales of 1.8 million short tons at an average net selling price of $123.36 per short ton, net of demurrage and other charges. This compares to total revenues of $163.7 million in the second quarter of 2020. The average net selling price of the Company's met coal increased 14% from $108.05 per short ton in the second quarter of 2020 to $123.36 per short ton in the second quarter of 2021. During the second quarter of 2021, the Company's gross price realization was 100% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price. The year-over-year increase in revenues is primarily attributed to an increase in met coal sales volumes combined with improved met coal pricing.

Cost of sales for the second quarter of 2021 were $152.8 million compared to $130.8 million for the second quarter of 2020. Cash cost of sales (including mining, transportation and royalty costs) for the second quarter of 2021 were $151.8 million, or 67.5% of mining revenues, compared to $129.9 million, or 81.7% of mining revenues in the same period of 2020. Cash cost of sales (free-on-board port) per short ton decreased to $83.30 in the second quarter of 2021 from $88.27 in the second quarter of 2020, reflecting our focus on cost control during the ongoing UMWA strike.

Selling, general and administrative expenses for the second quarter of 2021 were $11.1 million, or 4.9% of total revenues and were higher than in the same period last year driven by incremental non-cash expenses. Depreciation and depletion expenses for the second quarter of 2021 were $40.2 million, or 17.7% of total revenues and were higher than in the same period last year due to increased sales volumes. Warrior incurred net interest expense of $8.5 million during the second quarter of 2021, which was slightly higher than the same quarter last year primarily due to interest on new equipment financing leases.

Business interruption expenses were $7.0 million and represent non-recurring expenses that are directly attributable to the ongoing UMWA strike for incremental safety and security, labor negotiations and other expenses. Idle mine expenses were $10.9 million and represent expenses incurred with the idling of Mine 4 and reduced operations at Mine 7.

Income tax benefit was $6.6 million in the second quarter of 2021 due to a loss before income taxes of $11.3 million and additional marginal gas well credits. This compares to income tax benefit of $4.4 million in the second quarter of 2020.

Cash Flow and Liquidity
The Company generated positive cash flows from operating activities in the second quarter of 2021 of $68.7 million, compared to $32.0 million in the second quarter of 2020. Capital expenditures and mine development costs for the second quarter of 2021 were $15.3 million. Free cash flow was $53.4 million in the second quarter of 2021 reflecting our conscious management of expenses and spending.

Net working capital, excluding cash, for the second quarter of 2021 decreased by $32.4 million from the first quarter of 2021, primarily reflecting a decrease in inventory due to higher met coal sales volume and lower production.
Cash flows used in financing activities for the second quarter of 2021 were $8.6 million, primarily due to principal repayments of capital lease obligations of $5.7 million and the payment of dividends of $2.6 million.

The Company’s total liquidity as of June 30, 2021 was $287.9 million, consisting of cash and cash equivalents of $266.9 million and available liquidity under its ABL Facility of $21.0 million, net of outstanding letters of credit of $9.4 million.

Capital Allocation
On July 30, 2021, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on August 16, 2021 to stockholders of record as of the close of business on August 9, 2021.

Collective Bargaining Agreement
The Company's Collective Bargaining Agreement ("CBA") contract with the United Mine Workers of America ("UMWA") expired on April 1, 2021, and the UMWA initiated a strike. The Company believes that it is well positioned to fulfill anticipated customer volume commitments for 2021 of approximately 4.9 to 5.5 million short tons through a combination of existing coal inventory of 503 thousand short tons and expected production for the remainder of the year. Even though Mine 4 remains idled, the Company expects production to continue at Mine 7, although at lower than usual rates. While the Company has business continuity plans in place, the strike may still cause disruption to production and shipment activities, and the plans may vary significantly from quarter to quarter for the remainder of the year.

Company Outlook
Due to ongoing uncertainty related to negotiations with the UMWA, the Chinese ban on Australian coal and other potentially disruptive factors, Warrior will not be providing full year 2021 guidance at this time. The Company expects to return to providing guidance once there is further clarity on these issues.

Warrior continues to appropriately adjust its operational needs, including managing expenses, capital expenditures, working capital, liquidity and cash flows. The Company has delayed the development of the Blue Creek project and its Stock Repurchase Program also remains temporarily suspended, while it focuses on preserving cash and liquidity.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its second quarter 2021 results today, August 4, 2021, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET August 4, 2021 until 6:30 p.m. ET on August 11, 2021. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10157328.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, our ability to fulfill expected customer orders and the outcome of negotiations with our labor union. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2020 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Revenues:
Sales	$224,759	$159,043	$431,748	$380,381
Other revenues	2,681	4,658	9,456	10,040
Total revenues	227,440	163,701	441,204	390,421
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	152,765	130,777	307,115	282,291
Cost of other revenues (exclusive of items shown separately below)	8,343	7,642	16,138	15,203
Depreciation and depletion	40,151	22,156	73,054	50,848
Selling, general and administrative	11,115	8,457	18,752	16,913
Business interruption	7,020	—	7,020	—
Idle mine	10,876	—	10,876	—
Total costs and expenses	230,270	169,032	432,955	365,255
Operating (loss) income	(2,830)	(5,331)	8,249	25,166
Interest expense, net	(8,477)	(8,255)	(17,170)	(15,788)
Other income (expense)	—	—	(109)	1,822
(Loss) income before income tax (benefit) expense	(11,307)	(13,586)	(9,030)	11,200
Income tax (benefit) expense	(6,626)	(4,425)	17,006	(1,184)
Net (loss) income	$(4,681)	$(9,161)	$(26,036)	$12,384
Basic and diluted net (loss) income per share:
Net (loss) income per share—basic	$(0.09)	$(0.18)	$(0.51)	$0.24
Net (loss) income per share—diluted	$(0.09)	$(0.18)	$(0.51)	$0.24
Weighted average number of shares outstanding—basic	51,449	51,187	51,362	51,147
Weighted average number of shares outstanding—diluted	51,449	51,187	51,362	51,255
Dividends per share:	$0.05	$0.05	$0.10	$0.10

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended June 30,		For the six months ended June 30,
(short tons in thousands) (1)	2021	2020	2021	2020
Tons sold	1,822	1,472	3,774	3,286
Tons produced	1,195	2,116	3,367	4,215
Gross price realization (2)	100%	100%	97%	94%
Average net selling price	$123.36	$108.05	$114.40	$115.76
Cash cost of sales (free-on-board port) per short ton (3)	$83.30	$88.27	$80.89	$85.40
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and six months ended June 30, 2021 and 2020, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Cost of sales	152,765	$130,777	$307,115	$282,291
Asset retirement obligation accretion	(432)	(369)	(865)	(738)
Stock compensation expense	(560)	(478)	(982)	(927)
Cash cost of sales (free-on-board port)(3)	$151,773	$129,930	$305,268	$280,626

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2021	2020	2021	2020
Net (loss) income	$(4,681)	$(9,161)	$(26,036)	$12,384
Interest expense, net	8,477	8,255	17,170	15,788
Income tax (benefit) expense	(6,626)	(4,425)	17,006	(1,184)
Depreciation and depletion	40,151	22,156	73,054	50,848
Asset retirement obligation accretion	805	733	1,610	1,466
Stock compensation expense	5,544	1,991	7,240	3,724
Other non-cash accretion	360	353	721	706
Non-cash mark-to-market loss on gas hedges	3,288	—	2,818	—
Business interruption	7,020	—	7,020	—
Idle mine	10,876	—	10,876	—
Other (income) expense	—	397	402	(1,407)
Adjusted EBITDA (4)	$65,214	$20,299	$111,881	$82,325
Adjusted EBITDA margin (5)	28.7%	12.4%	25.4%	21.1%
(4)  Adjusted EBITDA is defined as net (loss) income before net interest expense, income tax (benefit) expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market loss on gas hedges, business interruption expenses, idle mine expenses and other (income) expense.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net (loss) income, income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET (LOSS) INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(4,681)	$(9,161)	$(26,036)	$12,384
Alabama state income tax valuation allowance	—	—	24,965	—
Business interruption, net of tax	5,535	—	5,535	—
Idle mine, net of tax	8,576	—	8,576	—
Incremental stock compensation expense, net of tax	3,238	—	3,238	—
Other (income) expense, net of tax	—	98	284	(1,258)
Adjusted net income (loss) (6)	$12,668	$(9,063)	$16,562	$11,126

Weighted average number of basic shares outstanding	51,449	51,187	51,362	51,147
Weighted average number of diluted shares outstanding	51,577	51,187	51,487	51,255

Adjusted basic net income (loss) per share:	$0.25	$(0.18)	$0.32	$0.22
Adjusted diluted net income (loss) per share:	$0.25	$(0.18)	$0.32	$0.22
(6)    Adjusted net (loss) income is defined as net (loss) income net of Alabama state income tax valuation allowance, business interruption expenses, idle mine expenses, incremental stock compensation expense and other (income) expense, net of tax (based on each respective period's effective tax rate). Adjusted net (loss) income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net (loss) income should not be considered in isolation, nor as an alternative to net (loss) income under GAAP. We believe adjusted net (loss) income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net (loss) income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
OPERATING ACTIVITIES:
Net (loss) income	$(4,681)	$(9,161)	$(26,036)	$12,384
Non-cash adjustments to reconcile net (loss) income to net cash provided by operating activities	40,304	20,807	99,765	55,592
Changes in operating assets and liabilities:
Trade accounts receivable	10,962	54,517	18,139	22,462
Inventories	49,155	(28,268)	33,048	(45,594)
Prepaid expenses and other receivables	303	(5,458)	10,495	(5,693)
Accounts payable	(17,278)	1,765	(12,313)	17,379
Accrued expenses and other current liabilities	(10,712)	(5,549)	(16,175)	(9,087)
Other	625	3,311	6,977	5,543
Net cash provided by operating activities	68,678	31,964	113,900	52,986
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,172)	(25,979)	(23,651)	(48,754)
Mine development costs	(1,129)	(5,054)	(13,462)	(8,731)
Proceeds from sale of property, plant and equipment	172	—	192	—
Other	—	—	—	6,233
Net cash used in investing activities	(15,129)	(31,033)	(36,921)	(51,252)
FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	(8,620)	(37,011)	(22,019)	25,546
Net increase (decrease) in cash and cash equivalents	44,929	(36,080)	54,960	27,280
Cash and cash equivalents at beginning of period	221,947	256,743	211,916	193,383
Cash and cash equivalents at end of period	$266,876	$220,663	$266,876	$220,663

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$68,678	$31,964	$113,900	$52,986
Purchases of property, plant and equipment and mine development costs	(15,301)	(31,033)	(37,113)	(57,485)
Free cash flow (7)	$53,377	$931	$76,787	$(4,499)
Free cash flow conversion (8)	81.8%	4.6%	68.6%	(5.5)%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$266,876	$211,916
Short-term investments	8,505	8,504
Trade accounts receivable	65,158	83,298
Inventories, net	76,964	118,713
Prepaid expenses and other receivables	34,557	45,052
Total current assets	452,060	467,483
Mineral interests, net	96,721	100,855
Property, plant and equipment, net	628,986	637,108
Deferred income taxes	157,367	174,372
Other long-term assets	11,944	14,118
Total assets	$1,347,078	$1,393,936
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,032	$59,110
Accrued expenses	46,643	86,108
Short term financing lease liabilities	24,849	14,385
Other current liabilities	11,146	10,715
Total current liabilities	130,670	170,318
Long-term debt	380,292	379,908
Asset retirement obligations	61,543	57,553
Long term financing lease liabilities	39,241	24,091
Other long-term liabilities	37,178	36,825
Total liabilities	648,924	668,695
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of June 30, 2021 and December 31, 2020, 53,630,797 issued and 51,408,956 outstanding as of June 30, 2021 and 53,408,040 issued and 51,186,199 outstanding as of December 31, 2020)	536	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of June 30, 2021 and December 31, 2020)	(50,576)	(50,576)
Additional paid in capital	253,922	249,746
Retained earnings	494,272	525,537
Total stockholders’ equity	698,154	725,241
Total liabilities and stockholders’ equity	$1,347,078	$1,393,936